Exhibit 99.1

MEDIA RELEASE	FOR IMMEDIATE RELEASE – July 9, 2020

Contact:

Aaron Wilkins

Chief Financial Officer

Northwest Pipe Company
360-397-6294 • investors@nwpipe.com

Northwest Pipe Company Elects Amanda Kulesa to its Board of Directors

Addition to the Board expected to enhance overall organizational development and leadership

VANCOUVER, Washington: Northwest Pipe Company (Nasdaq: NWPX), an industry leader of engineered pipeline systems for water infrastructure, today announced the addition of Amanda Kulesa to its Board of Directors.

On July 7, 2020, the Company’s Board of Directors elected Ms. Kulesa to the Board as an independent director in accordance with Company guidelines, and appointed her to the Board’s Nominating and Governance Committee.

Ms. Kulesa is a senior partner of Somerville Partners in Denver, Colorado, which specializes in management and organizational psychology. Ms. Kulesa has 19 years of experience working with Global 500 organizations providing directors and senior level executives with an understanding of how to maximize leadership effectiveness and build value creation through long term strategic planning. Ms. Kulesa holds a PH.D. and M.A. in Industrial Psychology from Bowling Green State University and obtained her undergraduate degree from The University of Colorado, Boulder.

“We are very pleased to have Amanda joining our Board of Directors,” said Scott Montross President and Chief Executive Officer of Northwest Pipe Company. “Her skills in organizational development will be essential as we continue on our path of growing the Company.”

About Northwest Pipe Company – Founded in 1966, Northwest Pipe Company is the largest manufacturer of engineered steel water pipeline systems in North America. The Company produces high-quality engineered steel water pipe, bar-wrapped concrete cylinder pipe, Permalok® steel casing pipe, precast and reinforced concrete products through Geneva Pipe and Precast, as well as custom linings, coatings, joints, and one of the largest offerings of fittings and specialized components in North America. Northwest Pipe Company provides solution-based products for a wide range of markets including water transmission and infrastructure, water and wastewater plant piping, trenchless technology, and piping rehabilitation. Strategically positioned to meet growing water and wastewater infrastructure needs, the Company is headquartered in Vancouver, Washington, and has manufacturing facilities across North America. Please visit www.nwpipe.com for more information.

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